UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7180 SW Sandburg St., Ste. 100 Tigard, Oregon	97223
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 25, 2013, Bioject Medical Technologies Inc. (“Bioject”) issued to Life Sciences Opportunities Fund II, L.P. and Life Sciences Opportunities Fund II (Institutional), L.P. (the “Purchasers”), Senior Secured Promissory Notes in the aggregate amount of $250,000 (the “Notes”), in exchange for the payment of $250,000 by the Purchasers. The Notes are secured by all the intellectual property and ownership rights of Bioject, and its wholly owned subsidiary Bioject Inc., in the device known as the vial adapter. The Notes bear interest at the rate of 15% per year with all principal and interest due on or before March 31, 2014, provided that the Notes will be prepaid from the net proceeds of any sale of the intellectual property and/or ownership rights of Bioject and Bioject Inc. in the vial adapter. A security interest in the intellectual property rights in the vial adapter was released on September 25, 2013, by the holders (the “Holders”) of an aggregate of $450,000 senior secured bridge promissory notes (the “Bridge Notes”), issued July 16, 2013 and August 28, 2013, in exchange for the increase of the interest rate on the Bridge Notes from 10% to 15%.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)	See Item 1.01 Entry into a Material Definitive Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith and this list is intended to constitute the exhibit index:

10.1	Notes issued by Bioject to the Purchasers.

10.2	Intellectual Property Security Agreement dated September 25, 2013 between Bioject, Bioject Inc. and the Purchasers.

10.3	Amendments to Bridge Notes and related security agreements, dated September 25, 2013, by and among Bioject, Bioject Inc. and the Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2013	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)

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